EXHIBIT 99.1

CONSENT OF LEHMAN BROTHERS

     We hereby consent to the use of our opinion letter dated September 9, 2003 to the Board of Directors of PLATO Learning, Inc. (“PLATO”) attached as Annex B to the Registration Statement on Form S-4 (“The Registration Statement”) of PLATO and the PLATO and Lightspan, Inc. Joint Proxy Statement/Prospectus on Form 14A (the “Proxy Statement”) and to the references to our firm in the Registration Statement and the Proxy Statement under the following headings and sub-headings:

     SUMMARY

Opinion of PLATO’s Financial Advisor

     THE MERGER

Background of the Mergers
PLATO’s Reasons for the Mergers
Fairness Opinion of Financial Advisor to the PLATO Board of Directors

     THE MERGER AGREEMENT (All references)

     In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement and the Proxy Statement under the meaning of the term “expert” as used in the Securities Act.

/s/ Lehman Brothers

New York, New York
September 25, 2003